CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 109 to Registration Statement No. 333-137370/811-08306 of First MetLife Investors Variable Annuity Account One on Form N-4 of our report dated April 6, 2007 relating to the financial statements of First MetLife Investors Variable Annuity Account One and our report dated April 11, 2007 relating to the financial statements of First MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on January 1, 2004), all appearing in the Statement of Additional Information in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 16, 2007